Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Mavenir completed acquisitions of Ulticom on January 16, 2015 and Stoke on November 18, 2014. The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Mavenir Systems, Inc. (Mavenir), Utah Holding Corporation (hereinafter “Ulticom”) and Stoke, Inc. (Stoke) after giving effect to the acquisition of the Ulticom and Stoke entities by Mavenir and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.
Mavenir’s, Ulticom’s and Stoke’s fiscal years all end on December 31. The unaudited pro forma condensed combined balance sheet as of December 31, 2014 is based on the historical balance sheets of Mavenir and Ulticom as of December 31, 2014 and has been prepared to reflect the acquisition of Ulticom as if it had occurred on December 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 combines the results of Mavenir, Ulticom and Stoke for the fiscal year ended December 31, 2014. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 has been prepared as though the acquisitions occurred on January 1, 2014, the first day of Mavenir’s 2014 fiscal year.
The preliminary allocations of the Ulticom and Stoke purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and currently available information. These assumptions and estimates, which cannot be finalized at the time of this filing, will be revised as additional information becomes available and upon the finalization of the valuation of Ulticom’s and Stoke’s assets and liabilities.
The unaudited pro forma condensed combined financial information is not intended to represent what Mavenir’s financial position or results of operations would actually have been if the merger had occurred on those dates or to project the Company’s results of operations for any future period. Since Mavenir and the entities included in this pro forma were not under common control or management for any period presented, the unaudited pro forma condensed combined financial results may not be comparable to, or indicative of, future performance. The unaudited pro forma condensed combined financial information does not include any adjustments for liabilities resulting from integration planning. Mavenir management is in the process of assessing the costs associated with integration.
The unaudited pro forma condensed combined financial information included herein has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and certain footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to these rules and regulations; however, management believes that the disclosures are adequate to make the information presented not misleading.
The unaudited pro forma condensed combined financial information should be read in conjunction with (i) Mavenir’s historical consolidated financial statements and related notes contained in Mavenir’s Annual Report on Form 10-K for the year ended December 31, 2014 which are incorporated herein by reference, (ii) Ulticom’s consolidated audited financial statements for the year ended December 31, 2014 which is included as Exhibit 99.1 of this Form 8-K/A, and (iii) Stoke’s audited financial statements as of and for the year ended December 31, 2013 and unaudited financial statements for the nine month period ended September 30, 2014, which have been previously provided with the Form 8-K/A filed with the Securities and Exchange Commission on February 2, 2015.
The unaudited pro forma condensed combined financial information included herein does not give effect to any potential cost reductions or other operating efficiencies that could result from the merger, including but not limited to, those associated with potential (i) reductions of corporate overhead, (ii) eliminations of duplicate functions and (iii) increased operational efficiencies through the adoption of best practices and capabilities from each company.

Mavenir Systems, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2014
(in thousands)

	Historical
	Mavenir	Ulticom(1)	Ulticom Cash Distribution to Platinum(2)	Pro Forma Adjustments(3)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$54,699	$2,888	$(2,506)	$(20,000)	A	$35,081
Accounts receivable, net of allowances	38,525	4,822	—	(465)	B	42,882
Unbilled revenue	13,714	—	—	—		13,714
Inventories	3,853	157	—	—		4,010
Prepaid expenses and other current assets	2,434	1,305	—	(727)	C	3,012
Deferred contract costs	5,705	—	—	(114)	D	5,591
Total current assets	118,930	9,172	(2,506)	(21,306)		104,290

Other assets:
Property and equipment, net	6,598	172	—	115	E	6,885
Intangible assets, net	8,180	581	—	12,219	F	20,980
Deposits and other assets	1,977	145	—	—		2,122
Deferred tax assets	1,008	2,959	—	(2,959)	C	1,008
Goodwill	2,828	4,948	—	(41)	G	7,735
Total Assets	$139,521	$17,977	$(2,506)	$(11,972)		$143,020

Liabilities and Shareholders' Equity
Current liabilities:
Trade accounts payable	$7,573	$411	$—	$(673)	B, D	$7,311
Accrued liabilities	17,844	1,587	1,116	507	H, I	21,054
Deferred revenue	15,671	1,846	—	(1,392)	J	16,125
Income tax payable	—	—	—	—		—
Current portion of long-term debt	5,044	—	—	(5,044)	K	—
Total Current Liabilities	46,132	3,844	1,116	(6,602)		44,490

Uncertain tax positions	3,051	28	—	—		3,079
Long-term deferred revenue and other liabilities	1,818	502	—	(349)	J	1,971
Long-term debt	21,797	—	—	5,044	K	26,841
Total Liabilities	72,798	4,374	1,116	(1,907)		76,381

Shareholders' equity
Common shares	29	—	—	—	L	29
Additional paid in capital	202,662	8,084	(3,622)	(4,462)	L	202,662
Retained Earnings (Accumulated deficit)	(138,223)	5,561	—	(5,645)	C, D, H, L	(138,307)
Accumulated other comprehensive income (loss)	2,255	(42)	—	42	L	2,255
Total shareholders' equity	66,723	13,603	(3,622)	(10,065)		66,639
Total liabilities and shareholders' equity	$139,521	$17,977	$(2,506)	$(11,972)		$143,020

See accompanying notes to unaudited pro forma condensed combined financial information

Mavenir Systems, Inc. and Subsidiaries
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except per share amounts)

	Historical				Pro Forma
	For the Year Ended December 31, 2014		Nine Months Ended September 30, 2014	48 Days Ended November 17, 2014	Adjustments
	Mavenir	Ulticom(1)	Stoke(1)	Stoke(1)	Ulticom Adjustments(4)		Stoke Adjustments(5)		Pro Forma Combined
Revenues
Hardware & Software products	$104,216	$11,627	$249	$83	$(731)	M	—		$115,444
Maintenance	25,579	10,775	5,169	891	(1,069)	M	—		41,345
	129,795	22,402	5,418	974	(1,800)		—		156,789
Cost of revenues
Hardware & Software products	46,102	1,724	2,731	98	439	M, N	347	R	51,441
Maintenance	12,747	2,107	1,705	294	(1,163)	M	—		15,690
	58,849	3,831	4,436	392	(724)		347		67,131
Gross profit	70,946	18,571	982	582	(1,076)		(347)		89,658

Operating expenses:
Research and development	30,459	5,348	5,630	858	—		—		42,295
Sales and marketing	34,208	3,368	4,454	679	—		—		42,709
General and administrative	23,351	4,457	2,116	322	(408)	N, O, P	(179)	R, S	29,659
Total operating expenses	88,018	13,173	12,200	1,859	(408)		(179)		114,663
Operating income (loss)	(17,072)	5,398	(11,218)	(1,277)	(668)		(168)		(25,005)

Other (income) expense:
Interest and other income	(102)	—	(75)	—	—		—		(177)
Interest and other expense	2,068	9	216	86	—		(257)	T, U	2,122
Loss on early extinguishment of debt	1,783	—	—	—	—		—		1,783
Foreign exchange loss (gain)	4,699	—	—	147	—		—		4,846
Total other income expense (income), net	8,448	9	141	233	—		(257)		8,574

Income (loss) before income taxes	(25,520)	5,389	(11,359)	(1,510)	(668)		89		(33,579)
Income tax (benefit) expense	516	1,917	(5)	8	(2,548)	Q	—	V	(112)
Net Income (loss)	$(26,036)	$3,472	$(11,354)	$(1,518)	$1,880		$89		$(33,467)

Net Income (loss) per common share:
Basic	$(1.00)								$(1.29)
Diluted	$(1.00)								$(1.29)
Weighted-average common shares outstanding:
Basic	25,988				—		—		25,988
Diluted	25,988				—		—		25,988

See accompanying notes to unaudited pro forma condensed combined financial information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Basis of Presentation
Ulticom Acquisition
On January 16, 2015, we completed our acquisition of Utah Holding Corporation from Platinum (indirect parent of Ulticom) and all of Utah Holding Corporation’s subsidiaries. Ulticom is a Mount Laurel, NJ based provider of telecom signaling solutions for 4G LTE (Long Term Evolution) with key diameter solutions deployed in ten tier one carrier networks globally, for the purchase price of approximately $19.5 million inclusive of the settlement of Ulticom's trade receivable from Mavenir. Mavenir used available cash funds for the cash consideration paid for the Ulticom acquisition.
As a result of the acquisition, Ulticom became a wholly-owned subsidiary of Mavenir. The acquisition was accounted for using the acquisition method of accounting. The results of operations for the acquired business have been included in our financial results since the acquisition date. Through this acquisition, we have enhanced our portfolio of next generation software products and solutions to include a scalable, virtualized Diameter Signaling Controller (DSC), an increasingly critical network element which efficiently scales mobile operator networks and securely provides interoperable 4G LTE and Voice over LTE (VoLTE) services.
The fair value of consideration transferred for Ulticom was comprised of (in thousands):

Cash Paid to and on behalf of Ulticom shareholders	$20,000
Less: Settlement of Mavenir payable to Ulticom	(465)
Total	$19,535
Stoke Acquisition
On November 18, 2014, we completed our acquisition of Stoke, a Santa Clara, California based provider of mobile gateway solutions to the broadband network industry and market leader in deployed LTE (Long Term Evolution) security gateways for the purchase price of approximately $5.5 million. To fund the transaction, we used $3.7 million of cash on hand and the proceeds of a $1.9 million addition to our loan with Silicon Valley Bank under a loan modification agreement. Under the terms of the loan modification, our term loan was increased from $25.0 million to $26.9 million and the interest rate was reduced by 0.50%, from prime plus 2.75% to prime plus 2.25%. We used the proceeds of term loan increase to repay the existing Stoke bank loan and paid out approximately $2.9 million of cash to, and on behalf of, the shareholders of Stoke. In addition, during October and November 2014, prior to the closing of the transaction, we advanced approximately $0.8 million in cash to provide operating cash to Stoke.
As a result of the acquisition, Stoke became a wholly-owned subsidiary of Mavenir. The acquisition was accounted for using the acquisition method of accounting. The results of operations for the acquired business have been included in our financial results since the acquisition date. We acquired Stoke to, among other things:

•	expand our global reach adding presence in markets like Japan and South Korea;

•	enhance our security product portfolio with the addition of LTE security gateways; and

•	enter into small-cell market with high performance gateway product;
The fair value of consideration transferred for Stoke was comprised of (in thousands):

Cash paid to Stoke shareholders	$1,300
Cash for repayment of shareholder bridge loans	1,502
Cash for sellers costs paid by Mavenir	148
Cash for pre close funding of Stoke	779
Cash for the retirement of Stoke long term debt	1,817
Total	$5,546

2. Ulticom Cash Distribution to Platinum
Under the terms of the Ulticom Stock Purchase Agreement (purchase agreement), Platinum was permitted to make cash distributions from Ulticom to Platinum. These distributions were permissible provided that Ulticom retained sufficient cash in order to satisfy all payroll obligations of all Ulticom group members for all payroll periods occurring after the date of the purchase agreement through the closing date of the acquisition. Additionally, Platinum was not permitted to make a cash distribution of any cash collected on customer maintenance contracts that commenced on or after January 1, 2015. In a transaction subsequent to December 31, 2014 and accounted for separately from Mavenir’s acquisition of Ulticom, Platinum made a cash distribution of $3.6 million from Ulticom to Platinum. As of the proforma date of December 31, 2014, $2.5 million of the funds used for the cash distribution were carried in the cash accounts of Ulticom. The remaining $1.1 million of the cash distribution was funded from cash collections of customer accounts receivable from January 1, 2015 through the cash distribution date.
3. Ulticom Purchase Price Allocation and Pro forma Balance Sheet Adjustments
Purchase Price Allocation
The acquisition method of accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Because of the short time frame since the acquisition closed, we have reflected the net tangible and intangible assets acquired and liabilities assumed based upon their preliminary fair values as of the proforma date of December 31, 2014. The fair values were based upon a preliminary valuation, and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of acquired assets and liabilities, income and non-income based taxes and residual goodwill. We expect to continue to obtain information to assist us in determining the fair values of the net assets acquired at the acquisition date during the measurement period.
The following table summarizes the estimated fair values of the assets acquired and liabilities assumed. As described above, fair values assigned to certain assets acquired and liabilities assumed are preliminary and thus subject to change (in thousands):

Cash and cash equivalents	$382
Accounts receivable	4,357
Inventories	157
Prepaid expenses	578
Property, plant and equipment	287
Intangible assets	12,800
Deposits	145
Accounts payable and other liabilities	(3,050)
Deferred revenue	(575)
Deferred taxes	(453)
Total identifiable net assets	$14,628
Goodwill	4,907
Total consideration transferred	$19,535

Other considerations in the preliminary allocation of the estimated purchase price of Ulticom include the following:

1)
Our preliminary valuation used to allocate the purchase price uses a third-party market participant view and assumes there are no synergies unique to Mavenir. If there were any synergies unique to Mavenir, then a higher portion of the purchase consideration would be allocated to goodwill;

2)	Accounts receivable and other current asset and liability book values approximate fair value;

3)	As required by acquisition accounting, the estimated fair value of deferred revenue is the cost to fulfill our service obligations plus a normal profit margin.

Ulticom Balance Sheet Adjustments
The pro forma balance sheet adjustments include:

(A)	To reflect payments to and on behalf of Ulticom shareholders of $20.0 million for the purchase price of Ulticom.

(B)	To reflect the settlement of the Mavenir accounts payable to Ulticom and the Ulticom accounts receivable from Mavenir for $0.5 million.

(C)
To reflect full valuation allowances against the deferred tax positions of Ulticom as of the acquisition date. Due to Mavenir's net operating loss deferred tax position, Ulticom's net deferred tax liability of $0.5 million post acquisition is estimated to be offset by the release of $0.5 million of valuation allowances at Mavenir as a result of consolidating Ulticom into the Mavenir consolidated income tax return. The evaluation of the tax positions of Ulticom is not final The deferred tax positions of Ulticom consist of the following as of the acquisition date (in thousands):

Total gross deferred tax assets	$4,098
Less: Valuation allowance attributable to federal tax credits and state net operating losses	(199)
Net deferred tax assets	$3,899
Deferred tax liability for Ulticom intangible assets	(4,352)
Net deferred tax liability position for Ulticom	$(453)
Less: Valuation allowance release due to consolidation in Mavenir’s income tax return	453
Net deferred tax position	$—

(D)
To adjust deferred contract costs for Mavenir’s unpaid invoices from Ulticom as of December 31, 2014 of $0.2 million and associated service contract expenses recognized by Mavenir in 2014 for $0.1 million.

(E)	To adjust Property and equipment, net carrying value to estimated fair value.

(F)
To reflect fair value of the identifiable intangible assets of Ulticom, which were estimated as of January 16, 2015 based on preliminary fair value review, less the elimination of the existing intangible assets of Ulticom as of the acquisition date. These allocations may materially change once a final appraisal is performed. The elements of the intangible assets are (in thousands):

Establish Signalware customer relationships and technology asset value	$3,000
Establish Diameter Router developed technology asset value	9,700
Establish Signalware trademark / trade name asset value	100
Less: Ulticom existing intangible asset values	(581)
Total pro forma adjustment	$12,219

The intangible assets acquired with Ulticom are being amortized using a patterns of consumption method based on the estimated cash flows associated with each asset. As a result, year-to-year amortization expense will vary with the associated estimated cash flows used in the valuation of these asset. The Signalware customer relationships and technology, Diameter Router developed technology, and Signalware trademark / trade name have estimated useful lives of 5 years, 7 years, and 3 years respectively. The amortization methods reflect an appropriate allocation of the costs of these intangible assets to earning in proportion to the amount of economic benefits obtained in the reporting period. The amortization expense associated with these intangibles over the next 5 years is (in thousands):

Year	Amount
2015	$1,223
2016	2,531
2017	2,223
2018	2,572
2019	1,899
Thereafter	2,352
Total	$12,800

(G)	To reflect the establishment of goodwill estimated as a result of the preliminary purchase price allocation described above.

(H)	To accrue Mavenir transaction costs associated with the acquisition of Ulticom of $0.9 million, less the transaction costs incurred in 2014 of $0.3 million.

(I)	To eliminate Ulticom accrued sellers transaction costs of $0.1 million settled in the acquisition transaction.

(J)
To reflect a decrease in deferred revenue as required by acquisition accounting. The estimated remaining fair value represents the remaining cost to fulfill our service obligations plus a normal profit margin.

(K)
To reflect the extension of the interest only period for Mavenir's credit facility with Silicon Valley Bank from April 1, 2015 to January 1, 2016. Mavenir will not be required to begin making principal repayments under its term loan until January 1, 2016.

(L)	To reflect the elimination of Ulticom’s stockholders' equity balances.
4. Statement of Operations Adjustments for Ulticom:

(M)
To eliminate estimated revenue and related cost on sales from Ulticom to Mavenir that are included in Ulticom revenues and Mavenir cost of revenues during the pre-acquisition period of $0.7 million for hardware and software products and $1.1 million for maintenance.

(N)
To reflect increased amortization expense associated with the fair value of the Signalware customer relationships and technology, Diameter Router developed technology, and Signalware trademark / trade name assuming estimated useful lives of 5 years, 7 years and 3 years, respectively. These expenses are offset by the elimination of the amortization expense associated with Ulticom’s acquisition by Platinum. The elements of the adjustment for the year ended December 31, 2014 are (in thousands):

Intangible Category	Year Ended December 31, 2014
Amortization of Signalware customer relationships and technology	$716
Amortization of Diameter Router developed technology	454
Amortization of Signalware trademark / trade name	52
Less: Reversal of previous Ulticom amortization of intangible assets	(53)
Total pro forma adjustment	$1,169

(O)
To eliminate $0.3 million of other charges incurred by Mavenir and $0.2 million of other charges incurred by Ulticom, respectively, that are directly attributed to the acquisition of Ulticom that will not have recurring significant ongoing impact in excess of one year, such as deal costs and one time professional fees.

(P)	To reflect additional depreciation expense of $0.1 million for the step-up of Property and equipment values of Ulticom to fair value.

(Q)
On a combined basis, the inclusion of Ulticom in the Mavenir consolidated federal tax return is estimated to reduce income tax expense by approximately $2.1 million due the offsetting of Ulticom net profits against Mavenir net losses. In addition, Ulticom reflected a standalone net deferred tax liability of $0.5 million that was offset on a combined basis by the release of valuation allowances at Mavenir. Components of the reduction to income taxes for the combined entity are as follows (in thousands):

Current domestic income tax expense	$(1,774)
Deferred domestic income tax expense	(321)
Release of Mavenir deferred tax valuation allowance	(453)
Net reduction to domestic income tax expense	$(2,548)

5. Statement of Operations Adjustments for Stoke:

(R)
To reflect increased amortization expense associated with the fair value of the customer relationships, software technology, and beneficial lease asset assuming estimated useful lives of 6 years, 6 years and 27 months, respectively. The elements of the adjustment for the year ended December 31, 2014 are (in thousands):

Intangible Category	December 31, 2014
Amortization of customer relationships	$277
Amortization of software technology	347
Amortization of beneficial lease asset	130
Total pro forma adjustment	$754

(S)
To eliminate $0.4 million of other charges incurred by Mavenir and $0.2 million of other charges incurred by Stoke, respectively, that are directly attributed to the acquisition of Stoke that will not have recurring significant ongoing impact in excess of one year, such as deal costs and one time professional fees.

(T)	To reflect a change to interest expense of $0.1 million due to modifications in the interest rate on the Silicon Valley Bank debt for Mavenir as noted in the basis of presentation above.

(U)
To eliminate the amortization of $0.2 million included in interest expense for the debt discount from issuance of warrants granted to Silicon Valley Bank for the purchase of Stoke stock that were exercised and liquidated as a result of the acquisition.

(V)
Tax effects have not been provided for operating statement adjustments for Stoke for the fiscal year ended December 31, 2014 due to all Stoke tax positions in the United States being offset by valuation allowances. Tax adjustments for the combined proforma have been provided in the Ulticom Adjustments.